EXHIBIT 10.1

FIFTH AMENDMENT
OF
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Generally Effective as of January 1, 2008)

WHEREAS, the Federal Home Loan Bank of Indianapolis (the “Bank”) maintains the Federal Home Loan Bank of Indianapolis 2005 Supplemental Executive Retirement Plan (Amended and Restated Generally Effective as of January 1, 2008 and amended by the First through Fourth Amendments) (the “2005 SERP”); and

WHEREAS, pursuant to Sections 8.1 and 9.9 of the 2005 SERP, the Bank reserved the right to amend the 2005 SERP by action of its Board of Directors (“Board”); and

WHEREAS, the Board has determined that the 2005 SERP should be amended to neutralize the volatility of the benefit payable to participants in order to enhance retention of key employees; and

WHEREAS, the Board authorized this Fifth Amendment to the 2005 SERP as set forth below;

NOW, THEREFORE, pursuant to the power reserved to the Bank under Article VIII of the 2005 SERP, the 2005 SERP is hereby amended, effective as of August 1, 2021, as follows:

1.By modifying Section 3.1 to read as follows:

“Section 3.1 Amount of Benefit. The amount, if any, of the benefit payable to or on account of a Participant pursuant to the Plan (“Participant Benefit”) will equal the excess of (a) less (b) less (c), the result of which will be actuarially adjusted by the factor in (d), where:

(a) is the Participant’s Retirement Allowance (as defined by the Retirement Plan) that would otherwise be payable to or on account of the Participant under the Retirement Plan calculated as of the first day of the month coincident with or next following the Participant’s date of termination on the basis of the lump sum form of payment (as defined by the Retirement Plan), determined as if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Code Sections 401(a)(17) and 415 and, in the case of an employee whom the Board authorized to become a Participant prior to meeting the eligibility service requirement of the Retirement Plan, without regard to the eligibility service requirement of the Retirement Plan (for purposes of determining the Retirement Allowance under this subsection (a), any salary deferrals made by or on account of the Participant under the Federal Home Loan Bank of Indianapolis Supplemental Executive Thrift Plan (“2005 SETP”) or the Federal Home Loan Bank of Indianapolis 2016 Supplemental Executive Thrift Plan, as amended (“2016 SETP”) are to be included as salary); provided, however, that the formula and actuarial factors shall be adjusted so that for purposes of calculating the Participant’s lump sum benefit:

(i)     the applicable interest rate shall be the minimum present value segment rates in effect for plan years beginning in May, 2021, which for clarity were 0.61, 2.84, and 3.54, regardless of any subsequent changes; and

(ii)    the applicable mortality table shall be the table in effect as of June 30, 2021, regardless of any subsequent changes; and

(b)    is the Participant’s Retirement Allowance (as defined by the Retirement Plan) that is or would be payable to or on account of the Participant under the Retirement Plan calculated as of the first day of the month coincident with or next following the Participant’s date of termination on the basis of the lump sum form of payment (as defined by the Retirement Plan); and

(c)    is the Participant’s accrued benefit under the Federal Home Loan Bank of Indianapolis Supplemental Executive Retirement Plan (“Frozen SERP”) that would have been payable to or on account of the Participant under the Frozen SERP calculated as if the Participant had terminated employment on December 31, 2004 and collected the Frozen SERP on the basis of the lump sum form of payment at the earliest date allowable under the Retirement Plan discounted back to December 31, 2004 using the actuarial equivalence factors for lump sum payments (as defined by the Retirement Plan) and increased with such interest only to the date of termination. In no event will the amount of the Frozen SERP determined in this section exceed the amount that would be payable under the terms of the 2005 SERP as of the date of termination without regard to the Frozen SERP.

(d)    The net result of calculating (a) less (b) less (c), above, is a lump sum amount that will be adjusted to an actuarial equivalent benefit payable in the form of payment elected by the Participant pursuant to Section 4.3 of this Plan (using the actuarial equivalence factors as defined in the Retirement Plan, as modified by subsection 3.1(a) above, for purposes of calculating a lump sum).

Notwithstanding the above, in the case of an employee who becomes a Participant on or after January 1, 2008, and whose Benefit Service under the Retirement Plan includes service earned while the Participant was not an employee of the Bank, the amount, if any, of the Participant Benefit payable under this Plan will equal the net amount resulting from the calculation of (a) less (b) less (c) above multiplied by the Participant’s years and months of Benefit Service (as defined in the Retirement Plan) with the Bank divided by his years and months of Benefit Service under the Retirement Plan, adjusted as provided in (d) above. There will be no adjustment made to a Participant’s Vesting Service (as defined in the Retirement Plan) for purposes of this Plan.”

2.     By modifying Section 3.2 to read as follows:

“Section 3.2 Death Benefit. In the event of the death of a Participant prior to age 65, the Participant Benefit will equal the excess of (a) less (b) less (c), adjusted for the factors in (d), as determined by the Committee, where:

(a)    is the death benefit (as defined by the Retirement Plan) that would otherwise be payable to the Participant’s Beneficiary under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the limitations imposed by Code Sections 401(a)(17) and 415 (for purposes of determining the Participant Benefit under this subsection (a), any salary deferrals made by or on account of the Participant under the Frozen SETP, 2005 or 2016 SETP are to be included as salary); provided, however, that the formula and actuarial factors shall be adjusted so that for purposes of calculating the Participant’s lump sum benefit:

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(i)    the applicable interest rate shall be the yield on 30-year Treasury Constant Maturities as of July 13, 2021, which for clarity was 2.04%, regardless of any subsequent changes; and

(ii)    the applicable mortality table shall be the table in effect as of June 30, 2021, regardless of any subsequent changes; and

(b)     is the death benefit that is payable to the Participant’s Beneficiary under the Retirement Plan; and

(c)     is the Participant’s accrued death benefit under the Frozen SERP.

(d)     The result of calculating (a) less (b) less (c), above, will be adjusted by applying the actuarial factors provided by the Retirement Plan, as modified by subsection 3.2(a) above, to convert the result to the lump sum form of benefit.

Notwithstanding the above, in the case of an employee who becomes a Participant on or after January 1, 2008, and whose Benefit Service under the Retirement Plan includes service earned while the Participant was not an employee of the Bank, the amount, if any, of the Participant Benefit payable under this Plan will equal the net amount resulting from the calculation of (a) less (b) less (c) above multiplied by the Participant’s years and months of Benefit Service (as defined in the Retirement Plan) with the Bank divided by his years and months of Benefit Service under the Retirement Plan, adjusted as provided in (d) above. There will be no adjustment made to a Participant’s Vesting Service (as defined in the Retirement Plan) for purposes of this Plan.”

IN WITNESS WHEREOF, the Federal Home Loan Bank of Indianapolis caused this Fifth Amendment to be executed on its behalf by its duly authorized officers this 27th day of July, 2021, but effective as of August 1, 2021.
FEDERAL HOME LOAN BANK OF
INDIANAPOLIS

By:/s/ Deron J. Streitenberger
Deron J. Streitenberger, EVP-Chief Business Operations Officer

By:/s/ Shaun Healy Clifford
Shaun Healy Clifford, SVP-General Counsel & Chief Compliance Officer
ATTEST:

By: /s/ Matthew R. St. Louis
Matthew R. St. Louis, Acting Corporate Secretary

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